Exhibit 21.1

Subsidiaries of Heramba Electric plc

The following list of subsidiaries applies upon filing of this Registration Statement on Form F-4 and any amendments thereto:

Legal Name	Jurisdiction of Incorporation
Heramba Merger Corp.	Cayman Islands

The following list of subsidiaries applies immediately after completion of the Business Combination:

Legal Name	Jurisdiction of Incorporation
Heramba GmbH	Germany
Project Energy Reimagined Acquisition Corp.	Cayman Islands
Heramba Holdings Inc.	United States
Kiepe Electric GmbH	Germany
Kiepe Electric LLC	United States